EXHIBIT 3.189

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/19/2001
010135375 - 3370546

CERTIFICATE OF FORMATION

OF
RADNOR GP-200 RC, L.L.C.
A LIMITED LIABILITY COMPANY

          FIRST:          The name of the limited liability company is: RADNOR GP-200 RC, L.L.C.

          SECOND:     The address of the registered office of the limited liability company in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and its registered agent for service of process at such address is CORPORATION SERVICE COMPANY.

          IN WITNESS WHEREOF, the undersigned, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 19th day of March, 2001.

/s/ Frank J. Ferro

Name: Frank J. Ferro
Title: Authorized Person